Exhibit 99.1

A. H. Belo Announces Agreement to Sell its Investment in Classified Ventures;
Remains Cars.com Reseller

DALLAS, TX - A. H. Belo Corporation (NYSE: AHC) (A. H. Belo or the Company) announced today that it, along with its partners in Classified Ventures, LLC (CV), entered into a definitive agreement to sell its units in CV to Gannett Co., Inc. for a price that values CV at $2.5 billion. The transaction is expected to close before the end of 2014, subject to regulatory review.
Upon the close of the transaction, A. H. Belo will enter into a new, five-year affiliate agreement with CV that will allow The Dallas Morning News to continue to resell Cars.com products and services exclusively in its local market. The affiliate agreement increases the wholesale rate that A. H. Belo will pay to CV for selling Cars.com products.
CV, whose primary asset is the online car shopping website Cars.com, is a joint venture among A. H. Belo, The McClatchy Company, Tribune Media Company, Graham Holdings Company and Gannett Co., Inc. A. H. Belo owns 3.3% of CV and estimates its pre-tax, cash proceeds net of selling costs and funds held in escrow will be approximately $78 million. The funds held in escrow of approximately $3 million are expected to be released twelve months after the closing date of the transaction.
Jim Moroney, chairman, president and Chief Executive Officer of A. H. Belo, said, “We have been able to monetize our investment in Classified Ventures at a fair price and retain our ability to remain a reseller of Cars.com products for the next five years, which is an excellent outcome for our Company. We are very pleased that Gannett will own Classified Ventures and be our partner as we continue to build the Cars.com franchise in the greater Dallas area.
“The proceeds from this transaction will allow A. H. Belo to continue with its strategy of investing in advertising and marketing services companies to allow for revenue growth and diversification. As always, the Company will balance investment opportunities with alternatives to continue to return capital to shareholders.”
In the quarter the transaction closes, A. H. Belo expects to record a gain of approximately $76 million on the CV sale. As a result of taxable gains on the sales of Classified Ventures (including the gain from the sale of Apartments.com), The Providence Journal newspaper operations, the site of the former commercial printing operation in Riverside, CA and land in southern Dallas, TX, the Company expects to fully utilize its net operating loss and capital loss carry forwards during 2014.

A. H. Belo Announces Agreement to Sell its Investment in Classified Ventures; Remains Cars.com Reseller
August 5, 2014

Moelis & Company LLC acted as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as exclusive legal advisor to A. H. Belo Corporation, its selling partners and CV.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.